Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-58637, 333-88151, 333-88773, 333-61294, 333-118493 and 333-73348 of BJ Services Company on Form S-8 and Registration Statement No. 333-134724 on Form S-3 of our reports dated November 29, 2007, relating to the financial statements and financial statement schedule of BJ Services Company, and the effectiveness of BJ Services Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of BJ Services Company for the year ended September 30, 2007.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

November 29, 2007